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                                                                  EXHIBIT 99.2

                                 AGILYSYS, INC.
       Transcript from Fiscal 2006 First Quarter Earnings Conference Call
                                 August 4, 2005


OPERATOR: Good morning and welcome to the Agilysys' Fiscal 2006 First Quarter Conference Call.

Before we begin, the Company would like to remind you that our remarks today may include forward-looking statements based on current expectations that involve risks and uncertainties that could cause the Company's results to differ materially from management's current expectations. Please refer to the risk factors which can materially affect results outlined in Agilysys' corporate filings with the Securities and Exchange Commission and the Company's earnings release.

During this conference call Agilysys' spokespersons may reference non-GAAP financial measures. To assist you in understanding such non-GAAP terms, as well as to comply with SEC requirements, Agilysys has posted reconciliations to the most directly comparable GAAP financial measures, in today's news release, including disclosure on the reasons for the use of non-GAAP measures. You can find the news release on the Company's website in the investor relations section under news releases.

This conference call is being recorded and also transcribed.

At this time I would like to turn the conference over to Mr. Arthur Rhein, Chairman, President and CEO of Agilysys. Mr. Rhein.

ARTHUR RHEIN, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
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Good morning and thank you for joining us today. Our un-audited results were issued before the market opened, and are currently available on our Web site. With me today is Martin Ellis, Executive Vice President, Treasurer, and Chief Financial Officer, who will join me in the review of our first quarter results.

Net income in the quarter was $0.01 per diluted share, but when adjusted for one time restructuring, and the loss on redemption of our convertible trust securities, pro forma EPS was $0.15 per diluted share. I am pleased with our strong performance. Our operating results reflect sales growth in each of our major product categories, continued execution of our strategic plan and a focus on improving operational efficiency.

Sales were up 6% year-over-year and 15% sequentially. From a sales mix standpoint, hardware, which includes servers and storage, made up approximately 81% of total sales. Software made up 14% and services 5% on a net basis for remarketed services.

Martin will provide you the details behind each of the product categories, but let's start by reviewing the overall business. In May, we reported a soft March quarter, with lower sales than expected. And our margin miss was directly related to lower IBM volume and lower than expected levels of earned incentives, predominantly in IBM Intel architecture products. We worked hard in the quarter to meet our sales objectives, and with that strong performance again achieved an appropriate level of supplier incentives. During the quarter, we also completed the acquisition of The CTS Corporations and the integration process is well underway.

The addition of CTS enhances the Agilysys offering of comprehensive storage solutions. This includes proprietary solutions, as well as leading solutions from our current storage suppliers, including EMC, HP, Hitachi Data Systems and IBM. With its proven expertise in providing services essential to storage solution implementations, this acquisition will provide Agilysys a strong foundation to capitalize on current industry trends around storage products and services.


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Software and services continue to grow as a larger part of our overall sales and profit mix. In fiscal 2005, these two categories made up approximately 19% of sales and 35% of our total gross profit dollars. In the last three years, proprietary services have grown to represent approximately 50% of our total services sales. And with the acquisition of CTS, it will be even greater. We believe our strategic plan to focus exclusively on providing enterprise computer technology solutions, acquiring differentiated software and services capabilities, and coupling these with hardware, will continue to drive performance. We are also taking steps to make the hardware component of our business more profitable. We are adjusting expenses and continue to make improvements to our operating model.

In this quarter, we initiated a plan to reduce costs and drive future efficiencies. As part of this effort, we reduced our headcount and will exit a number of facilities and consolidate activities. Agilysys will complete most of this restructuring in our second quarter and expect to realize cost savings over the remainder of the year. Finally, as part of our strategy to increase both financial flexibility and shareholder value, on June 15th, the company completed the redemption of its 6.75% Convertible Trust Preferred Securities. Agilysys shareholders benefit from both the elimination of the annual distribution on the preferred securities, which amounted to approximately $5.2 million net of tax, and the elimination of 6.7 million shares, or over 18% of dilution.

Agilysys is now in a position where the company is essentially debt-free, with significant financial flexibility. This is in stark contrast to a little over three years ago, when in March of 2002, we had $23 million in cash, $179 million in Senior Notes and $144 million in Convertible Trust Preferred Securities. At this point, Martin will review the details of the quarter with you.

MARTIN F. ELLIS, EXECUTIVE VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
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Thank you Art, and good morning everyone. I'd like to begin today by reminding you that the fiscal 2006 first quarter financial information is unaudited. For the quarter, we reported net income of 290,000 or $0.01 per diluted share. However, excluding a $2.4 million restructuring charge and a non-recurring $4.8 million loss on the redemption of the company's Convertible Preferred Securities, the company would have reported net income of 4.6 million or $0.15 per diluted share compared with net income of $4 million or $0.14 per diluted share for the first quarter last year.

Sales for the quarter were $410 million, up 6% over first quarter fiscal 2005 sales of $386 million and up 15.3% sequentially. Sales of hardware products were $330 million in the current quarter, a 5% increase from $315 million in the first quarter a year ago. Sales of software were $58.9 million for the quarter, an increase of 14.4% over prior year. And services were $21.3 million in the current quarter, up 4.9% compared with $20.3 million last year. Recall that we report our remarketed services on a net basis and that is that we record gross margin on these services as both the sale and the gross margin.

Consolidated gross margin as a percentage of sales for the quarter was 12.4%, compared with 12.6% during the same quarter last year. Selling, general and administrative expenses for the first quarter were 41.2 million or 10.1% of sales, compared with 39 million, or also 10.1% of sales in the prior year. The $2.2 million increase in SG&A expenses was mainly due to higher compensation and benefits, which increased approximately $2.1 million during the current quarter. Compensation and benefits attributed to the addition of CTS employees, together with costs associated with incentive and retirement plans, annual salary and wage increases, and variable compensation and commission plans that fluctuate with sales, account for most of this increase.

During the quarter, we initiated a plan to consolidate a portion of our operations to reduce costs and increase future operating efficiencies. As part of that restructuring effort, the company initiated the exit of certain leased facilities and reduced its distribution channel work force. Restructuring charges, which predominantly reflect headcount reduction, increased $2.2 million during the quarter over prior year first quarter.


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The company has not recorded a liability for costs relating to the exit of leased facilities which we have not ceased using as at June 30th, 2005. We expect to record an additional restructuring charge in the second quarter of approximately $2.3 million associated with facility closures and the synergies from the integration of CTS into the company's professional services business. The aggregate amount of costs to be incurred by the company upon completion of restructuring in fiscal 2006 is anticipated to be approximately $4.6 million to $4.9 million, most of which will be recorded in the first and second quarter. The cost savings to be realized in fiscal 2006 as a result of the restructuring are expected to be approximately $6 million, none of which were realized in the first quarter. The increase in interest income was the result of higher investment deals earned on the company's cash equivalents.

As part of our strategy to increase both financial flexibility and shareholder value, on June 15th the company completed the redemption of its 6.75% Convertible Trust Preferred Securities. As of March 31, the carrying value of the Trust Preferred Securities was $125.3 million. Holders of the Preferred Securities were required to accept a cash payment or to convert into common shares of Agilysys by June 15th. Preferred Securities worth a carrying value of
105.4 million were redeemed for cash at a total cost of $109 million which included accrued interest of $1.5 million, and a 2.025% premium of $2.1 million. The redemption was funded with existing cash balances. In addition, 398,000 Preferred Securities with a carrying value of 19.9 million were converted into common shares of the company, resulting in the issuance of 1.3 million common shares of the company. As a result of the redemption, the company incurred a loss of $4.8 million. The company wrote-off deferred financing fees of $2.7 million in the quarter. The financing and fees incurred at the time of issuing the securities were being amortized over a 30-year period ending March 31, 2028. The write-off of deferred financing fees, together with the $2.1 million premium on redemption resulted in the loss of $4.8 million.

Shareholders will benefit from both the elimination of the annual dividend of the Preferred Securities which amounted to approximately $5.2 million annually, and that is net of tax, and the elimination of 6.7 million shares of dilution or approximately 18% of fully diluted shares. The conversion to common shares will result in approximately 30.4 million in Agilysys common shares being issued and outstanding. The provision for income taxes is $1.2 million or an effective tax rate of 46.9% compared with 36.6% for the same quarter in the prior year. The increase in the effective tax rate primarily reflects stated net operating loss carried forwards in the prior year which were not repeated in the current quarter, and the impact of tax legislation enacted by the State of Ohio during the quarter. Net income for the quarter was a penny per share. Also in our news release, you will note that we included a reconciliation of non-GAAP earnings per share. Excluding the restructuring charge and loss on redemption of the Convertible Preferreds, non-GAAP net income was $0.15 per diluted share.

One item I would like to draw your attention to is the diluted share counts. Approximately 6.6 million shares which would have been issuable upon conversion of the Convertible Preferreds were not included in determining GAAP earnings per share because their effect was anti-dilutive. However, due to the increase in non-GAAP net income, the 6.6 million shares had a dilutive effect when determining non-GAAP earnings per share. These shares only had an impact on the diluted share count for 10 weeks of the quarter that the Convertible Preferreds remained outstanding. Going forward, these shares will no longer be part of the share count except in one instance in fiscal 2006 which I will address when we discuss guidance.

Now let me turn to the balance sheet at June 30 and treasury activities for the quarter. First quarter cash flow from operations was $30.6 million compared to $52.4 in the first quarter last year. While cash flow for the quarter was strong, the decrease year-over-year is the result of the smaller contribution from working capital improvements. We expect to continue to generate cash flow from operations for the fiscal year and our working capital as a percentage of sales remains below 5%. Cash and cash equivalents were $139.3 million at June 30 compared with $241.9 at March 31st. The $102.6 million reduction is a combination of the $30.6 million of cash flow from operations, $28.1 million used in investing activities primarily related to the acquisition of CTS and the $104.6 million used for financing activities which is the combination of the redemption of the Convertible Preferred Securities and an offset from the exercise of employee stock options during the quarter.

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On May 31st, the company acquired The CTS Corporations. The purchase price was
$27.5 million which included $2.6 million in assumed debt. Of the total purchase price, approximately 24 million has been assigned to goodwill which is the primary reason for the increase in goodwill from March 31. However, the company is still in the process of assessing the fair value of the acquired assets which includes identifying intangible assets. Allocation of the purchase price to intangible assets will take place in the near future and goodwill resulting from the CGS acquisition will not be deductible for income tax purposes. The $22.8 million increase in paid-in capital is primarily the result of the conversion of the preference shares with a carrying value of $19.9 million and $3.8 million from the exercise of employee stock options.

Now let me turn to our revised guidance for fiscal 2006. Consistent with guidance provided during our last conference call, we currently expect sales to grow approximately 5%-7% over fiscal 2005 sales of $1.62 billion. Full year gross margin is expected to be 12.4% of sales and selling, general and administrative expenses are anticipated to be approximately 9.5% of sales for fiscal 2006. Net income is still expected to be in the range $0.80 to $0.88 per diluted share after having accounted for the impact of the restructuring charges and the redemption of the Convertible Preferred Securities. We also expect to incur fiscal 2006 capital expenditures of between $2 million-$4 million. Depreciation and amortization of approximately $10 million and interest expense will be offset by interest income and other income, assuming no additional retirement of our Senior Notes.

Let me take a moment to discuss the impacts of the restructuring and the redemption of the Preferred Securities on share counts and earnings per share for the full year. Shares outstanding for the remainder of the year will be approximately 31.3 million. However when full fiscal year earnings per share is calculated, the share count will be approximately 32.6 million. This higher share count is a result of the weighted average share count during the year, when the 6.6 million shares I discussed earlier in the non-GAAP reconciliation are included in calculating EPS for the full year only. This diluted calculation will be applicable to the full year EPS calculation. Including the restructuring charges, the loss on redemption and the impact of this higher share count, our full year EPS guidance remains unchanged at $0.80 to $0.88 per share.

And with that we will be happy to take your questions.  Operator?

OPERATOR: And our first question comes from Brian Alexander from Raymond James.

Q - BRIAN ALEXANDER: Thanks, could you hear me?

A - ARTHUR RHEIN: Yes we can Brian.

Q - BRIAN ALEXANDER: Just wanted to revisit the earnings guidance again. I assume that the restructuring charges were not factored into your original guidance of $0.80 to $0.88, and I'm just trying to understand if that's the case, how much is that actually depressing earnings per share for the rest of the year?

A - MARTIN ELLIS: Brian, it was not included in the original guidance. The restructuring for the year, as I mentioned, is anticipated to be between $4.6 and $4.9 million. Cost savings associated with the restructuring is expected to be approximately $6 million this year. So there should be a net benefit, a slight net benefit.

Q - BRIAN ALEXANDER: So what I'm trying to understand is if your share count is lower for the year than you originally anticipated, because of the convert repurchase, and if you're going to get a net benefit from restructuring, and if your sales results just came in above our expectations, why wouldn't the earnings guidance, and perhaps the sales guidance be going up for the year, or are you just being conservative?

A - MARTIN ELLIS: Well, there are a number of components to that question; the first is the share count has come down, but included in net income for the year will now be the restructuring charge, and the loss on redemption that was not included in previous guidance. So we've got the loss on redemption, which is now included in net income. And the share count is 32.6 million for full year EPS. When you combine the

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loss on redemption, the $900,000 preference dividend that was paid in the first quarter, and that's after tax, and the net effect of the cost savings and the restructuring charge, EPS remains unchanged.

Q - BRIAN ALEXANDER: Okay. I'll have to work through the math; I'm traveling. On the top line, did that come in above your expectations?

A - ARTHUR RHEIN: It came in slightly above our expectations, but not enough to make really mention of.

Q - BRIAN ALEXANDER: Okay. And maybe, I guess, two follow-ups. Just talk about the overall demand environment. I know you had a big snapback in the June quarter. What do you see so far in the September quarter? And then the follow-up would be on gross margins. I know you had some discussions with your major vendor IBM on perhaps seeing margins increase in the back half of the year, based on renegotiating some programs. Can you just update us on those discussions and whether you still feel that they should increase in the back half of the year? Thank you.

A - ARTHUR RHEIN: We are still feeling pretty good Brian about our sales projections. I wouldn't say things are looking as though we are going to see any kind of hockey stick this year. We are looking at the 5 to 7% growth. We experienced 6 in the first quarter. So it's pretty consistent with what our expectations were. We were successful in terms of our sales - hitting our sales objectives this quarter, as well as addressing the issues that we talked about last quarter. And in fact we did receive appropriate incentives from our suppliers regarding our performance this quarter. Now, when we looked at that a quarter ago, candidly, we weren't sure that things would correct themselves as quickly as they have. And we also are being a bit conservative, if you will, in terms of our guidance, because we don't expect there to be a change, but certainly, as you well know, our quarterly gross margins can vary significantly as a function of the incentives as well as the sales performance. Now, historically we have seen margins improve in the second half of the year, as incentives contribute a bit more heavily in the second half of the year to our margins. That did not occur last year and that's why we are projecting at the current time that our margins remain essentially flat with where we were for the first quarter as we go through the balance of the year.

Q - BRIAN ALEXANDER: Can you just say exactly what changed, I guess, from last quarter to this quarter in terms of the gross margin performance? What product lines were you able to achieve higher margins on?

A - ARTHUR RHEIN: Again, understanding, as I believe you well know Brian, that margins are a function of not only our selling margin, what we actually sell the product to the customer for versus our standard cost, but also the incentives that our suppliers place on selling certain products at certain volumes. And that can change in any given quarter. There is no question that as we addressed the issue in the March quarter, there was a specific problem that we had with Intel architecture. We believe that was corrected and in fact we received appropriate margins, appropriate incentives if you will on Intel architecture products this quarter along with the other products we sell, not only from IBM, but also HP and others.

Q - BRIAN ALEXANDER: Okay, thank you.

A - ARTHUR RHEIN: Welcome.

OPERATOR: Our next question comes from Chris Wallace from Thomas Weisel
Partners.

Q - CHRIS WALLACE: Yeah, hi thank you. I was wondering what the full year distribution for the convertible will be; I think this quarter you said it was $900,000. What should we expect for the full 2006?

A - MARTIN ELLIS: Chris, the full year distribution is $900,000. There will be no further distributions. That $900,000 reflects the distribution through the redemption dated at June 15.

Q - CHRIS WALLACE: Okay, great, and then so for the diluted share count. We are looking at 32.6 for the full year?

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A - MARTIN ELLIS: 32.6 for the full year, 31.3 for each of the quarters, so it's an unusual year. The revised share count post the redemption is 31.3, but for full year EPS calculations, we need to perform a weighted average calculation, which includes the convertible preferred that were outstanding for the first ten weeks of the year. So for your full year EPS, you need to use 32.6 million shares.

Q - CHRIS WALLACE: Okay, great and so--

A - MARTIN ELLIS: 31.3 on a quarterly basis.

Q - CHRIS WALLACE: Right, and to get to the $0.15 that you have this year in pro forma EPS, you're using 36.4 million shares, and what would be the net income that you're using to actually get to that number?

A - MARTIN ELLIS: We would be using the $5.5 million net income, which is on the supplementary reconciliation page in our release this morning.

Q - CHRIS WALLACE: Right, okay, and you get to that after adding back the distribution. Okay, great. Got it, thank you.

A - MARTIN ELLIS: After adding back the distribution, that's correct.

Q - CHRIS WALLACE: Right, thank you.

OPERATOR: Mr. Rhein, at this time I'm showing no further questions.

ARTHUR RHEIN, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
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Well that's fine. We thank you all for participating on today's call and we look forward to continuing to update you on our progress in the future. Good afternoon.